Exhibit 23

Consent of Independent Auditors

 We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-5582) and related Prospectus dated February 15, 2001, the Registration Statement (Form S-3, No. 333-92957) and related Prospectus dated December 17, 1999, the Registration Statement (Form S-8 on Form S-3, No. 333-88861) dated October 12, 1999, Registration Statement (Form S-8 on Form S-3, No. 333-00311) pertaining to The Parkway Company 1994 Stock Option Plan, The Parkway Company 1991 Incentive Plan and the Parkway Company 1991 Directors Stock Option Plan and the Registration Statement, as amended, (Form S-3, No. 333-48161) and related Prospectus dated April 8, 1998 of Parkway Properties, Inc., of our report dated February 6, 2001, with respect to the consolidated financial statements of Parkway Properties, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

Jackson, Mississippi

March 16, 2001